Exhibit 99.1

SAKS INCORPORATED ANNOUNCES REDEMPTION OF 2.0%

CONVERTIBLE SENIOR NOTES DUE 2024

FOR IMMEDIATE RELEASE	Contact: Julia Bentley (865) 981-6243 www.saksincorporated.com

New York, New York (March 15, 2013)—Retailer Saks Incorporated (NYSE: SKS) (the “Company”) today announced that it is giving notice to holders of the $230.0 million outstanding principal amount of its 2.0% Convertible Senior Notes due March 15, 2024 (the “Notes”) that the Company is redeeming all of the Notes at a redemption price equal to 100.2% of the principal amount of the Notes, plus accrued and unpaid interest to the April 15, 2013 redemption date.

Alternatively, the holders may convert the Notes at any time prior to the close of business on April 12, 2013. The Company intends to satisfy its obligation by delivering cash in the event that holders elect to convert their Notes in connection with the redemption. Holders who wish to convert their Notes must comply with the procedures in Article IX of the Indenture and paragraph 10 of the Notes. The conversion rate is currently 83.5609 shares of the Company’s common stock per $1,000 principal amount of the Notes.

The Company’s notice to holders specifying the terms, conditions and procedures for the redemption and/or conversion is available through The Depository Trust Company and the Trustee, The Bank of New York Mellon Trust Company, N.A.

The address for The Bank of New York Mellon Trust Company, N.A., is:

The Bank of New York Mellon Trust Company, N.A.

Global Corporate Trust

111 Sanders Creek Parkway

East Syracuse, New York 13057

Attention: Redemption Unit

This press release is for informational purposes only and does not constitute a notice of redemption of the Notes.

Saks Incorporated currently operates 43 Saks Fifth Avenue stores, 65 Saks Fifth Avenue OFF 5TH stores, and saks.com. Saks Fifth Avenue is proud to be named a J.D. Power and Associates 2012 Customer Service Champion and is only one of 50 U.S. companies so named.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information.

The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for luxury apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; macroeconomic conditions and their effect on consumer spending; the Company’s ability to secure adequate financing; adequate and stable sources of merchandise; the competitive pricing environment within the retail sector; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with Capital One Financial Corporation; geo-political risks; weather conditions and natural disasters; the performance of the financial markets; changes in interest rates; and fluctuations in foreign currency and exchange rates. For additional information regarding these and other risk factors, please refer to the Company’s filings with the SEC, including its Annual Report on Form 10-K/A for the fiscal year ended January 28, 2012, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K, which may be accessed via the Internet at www.sec.gov.

The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise.

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